EXHIBIT 11.2

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

1847 Holdings LLC

We consent to the inclusion in this Offering Statement of 1847 Holdings LLC (“the Company”) on Form 1-A/A of our report dated June 19, 2019, with respect to our audits of the financial statements of Goedeker Television Company as of December 31, 2018 and 2017 and for the years then ended. We also consent to the reference of our Firm under the caption “experts” in such Offering Statement.

Salt Lake City, UT
September 25, 2019